Exhibit 99.1

Theravance Biopharma, Inc. Reports

Second Quarter 2014 Financial Results

Separation Complete

Portfolio of Differentiated Assets Moving Forward

Investor & Analyst Day Planned for the Fourth Quarter

SOUTH SAN FRANCISCO, CA — AUGUST 13, 2014 — Theravance Biopharma, Inc. (NASDAQ: TBPH) (“Theravance Biopharma” or the “Company”) today reported financial results for the second quarter 2014, and provided a corporate update.  Revenue for the second quarter of 2014 was $3.0 million. Net loss for the second quarter of 2014 was $58.2 million or $1.83 per share. Cash, cash equivalents, and marketable securities totaled $387.4 million as of June 30, 2014.

“We are excited to move forward as a newly independent entity, with a legacy of achievement in discovering, developing and commercializing important medicines for patients,” commented Rick E Winningham, Chairman and Chief Executive Officer. “We look forward to sharing more details regarding our strategy and portfolio of differentiated assets during an Investor & Analyst Day event expected to take place in the fourth quarter. We believe that the productivity of our R&D organization, combined with the advantages of our corporate structure, strong cash position and quality of our management team and organization, afford us a range of options to build shareholder value, create medicines for patients that make a difference in their lives, and establish Theravance Biopharma as a leading biopharmaceutical company.”

Corporate Developments

Separation of Theravance Biopharma and Theravance, Inc. Complete

On June 2, 2014, Theravance, Inc. (“Theravance”) completed the separation of its late-stage respiratory assets partnered with GlaxoSmithKline plc (“GSK”) from its discovery, development and commercialization operations via a pro rata dividend distribution of Theravance Biopharma ordinary shares to its stockholders (the “Spin-Off”).  As a result of the Spin-Off, Theravance Biopharma is now operating as an independent, publicly traded company.

Program Highlights

Theravance Biopharma Respiratory Program

Long-Acting Muscarinic Antagonist (LAMA) — TD-4208

TD-4208 is currently in a dose-ranging Phase 2b study as a nebulized aqueous solution in patients with moderate-to-severe chronic obstructive pulmonary disease (COPD), and the Company expects to report top-line data in the fourth quarter of 2014. TD-4208 is a once-daily inhaled nebulized muscarinic antagonist discovered internally for the treatment of a subset of COPD patients that the Company believes are underserved by current hand-held products. The Company believes that TD-4208 has the potential to serve as a foundation for several combination nebulized products as well as potential metered dose inhaler or dry powder inhaler products. Positive top-line data from a Phase 2b study to evaluate the bronchodilatory effect, pharmacokinetics, safety and tolerability of multiple doses of TD-4208 were announced in September 2013. In this study, TD-4208 met the primary efficacy endpoint for all six doses studied and demonstrated a statistically significant change versus placebo from baseline in forced expiratory volume in one second (“FEV1”). All doses of TD-4208 were generally well tolerated with rates of adverse events comparable to placebo.

Bacterial Infections Program

VIBATIV® (telavancin)

The Company is currently commercializing VIBATIV® in the U.S. through a targeted program consisting of a small number of sales representatives and medical science liaisons supporting physician education on the proper usage of VIBATIV®.

VIBATIV® (telavancin) is a bactericidal, once-daily injectable antibiotic discovered internally in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including methicillin-resistant (MRSA) strains. VIBATIV® is approved in the U.S. and Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible Gram-positive bacteria. VIBATIV® is also approved in the U.S. for the treatment of adult patients with hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP) caused by susceptible isolates of Staphylococcus aureus when alternative treatments are not suitable. VIBATIV® is approved in the European Union for the treatment of adults with nosocomial pneumonia, including ventilator-associated pneumonia, known or suspected to be caused by MRSA when other alternatives are not suitable.

In May 2014, data from multiple studies of VIBATIV® were presented at the 24th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) in Barcelona, Spain. New and retrospectively analyzed data on the product’s in vitro potency, efficacy and safety were presented in one oral and three poster presentations. The data confirmed the in vitro potency of VIBATIV® and efficacy in patients with cSSSI, including MRSA. The data reinforced that VIBATIV® is an effective alternative antibiotic for MRSA and other difficult-to-treat Gram-positive infections in patients with cSSSI or HABP/VABP. In addition to being non-inferior to vancomycin in its approved indications, VIBATIV® is differentiated from vancomycin with regard to in vitro potency, dosing, convenience and its dual mechanism of action. The Company believes that the range of study results presented at the ECCMID conference supports that VIBATIV® is an important tool in the antibiotic arsenal of physicians and healthcare practitioners.

The Company plans to progress VIBATIV® into a registrational study for the treatment of patients with bacteremia and a patient registry study, with an objective of generating additional safety and efficacy data that can further elucidate the potential therapeutic benefit and utilization of VIBATIV®.

GI Motility Dysfunction Programs

Velusetrag

Velusetrag is an oral, investigational medicine discovered internally and developed for gastrointestinal motility disorders. It is a highly selective agonist with high intrinsic activity at the human 5-HT4 receptor.

Velusetrag is being developed in collaboration with Alfa Wassermann società per azioni (S.p.A.) (“Alfa Wassermann”) in a two-part Phase 2 program to test the efficacy, safety and tolerability of velusetrag in the treatment of patients with gastroparesis. Positive top-line results from the initial Phase 2 proof-of-concept study under this partnership, which evaluated gastric emptying, safety and tolerability of multiple doses of velusetrag, were announced in April 2014. Based on these results, the Company and Alfa Wassermann have agreed to advance velusetrag into a Phase 2b study later this year.  Pursuant to our agreement with Alfa Wassermann, the first Phase 2 study was, and the bulk of the Phase 2b study will be, funded by Alfa Wassermann.

TD-8954

TD-8954, like velusetrag, is an internally discovered highly selective agonist with high intrinsic activity at the human 5-HT4 receptor. The Company is investigating the development potential of TD-8954 for acute use in the hospital setting for patients who require rapid restoration of upper and lower GI motility. The Company believes that TD-8954 may help hospitalized patients with enteral feeding intolerance, or EFI, and potentially other GI disorders. A Phase 2a study evaluating the safety, tolerability and pharmacodynamics of a single dose of TD-8954 administered intravenously compared to metoclopramide in critically ill patients with EFI is ongoing.

Central Nervous System (CNS)/Pain Program

Oral Peripheral Mu Opioid Receptor Antagonist — Axelopran (TD-1211)

Axelopran is an internally discovered investigational once-daily, orally administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed with a goal of alleviating gastrointestinal side effects of opioid therapy without affecting analgesia. In July 2012, positive top-line results were announced from the Phase 2b study 0084, the key study in the Phase 2b program evaluating axelopran as a potential treatment for chronic, non-cancer pain patients with opioid-induced constipation.

In June 2014, the FDA’s Anesthetic and Analgesic Drug Products Advisory Committee met to review the class of peripherally acting opioid receptor antagonists and to assess the necessity, timing, design and size of cardiovascular outcomes trials to support approval of products in the class for the proposed indication of opioid induced constipation in patients taking opioids for chronic pain. Following a clarification of the vote, a majority of committee members voted that the FDA should not require cardiovascular outcomes trials for peripherally acting mu opioid receptor antagonists being developed for the treatment of opioid-induced constipation in patients with chronic, non-cancer pain. The FDA Advisory Committee provides non-binding recommendations for consideration by the FDA, with the final decision on approval made by the FDA.  The Company is currently evaluating its Phase 3 strategy relative to potentially evolving FDA requirements for this class of drug.

Monoamine Reuptake Inhibitor — TD-9855

Positive results from a Phase 2 study of TD-9855, an internally discovered investigational norepinephrine and serotonin reuptake inhibitor (NSRI), in patients with fibromyalgia were announced in April 2014. The Phase 2 randomized, double-blind, parallel-group, placebo-controlled study evaluated the safety and efficacy of two doses of TD-9855 (5 mg and 20 mg) in 392 patients. Study medication was administered once-daily for up to 6 weeks. The primary endpoint of the study was improvement in pain. Secondary endpoints assessed improvement in core symptoms of fibromyalgia using established fibromyalgia measures. The study demonstrated statistically significant and clinically meaningful improvements in the primary and secondary endpoints at the 20 mg dose of TD-9855 compared to placebo. The 5 mg dose did not meet statistical significance for the primary endpoint. Both doses were generally well tolerated.

Economic Interests in GlaxoSmithKline plc (GSK) Respiratory Programs Partnered with Theravance

Theravance Biopharma holds an equity interest in Theravance Respiratory Company, LLC (“TRC”), a Delaware limited liability company formed and controlled by Theravance to hold its rights to certain earlier-stage respiratory programs partnered with GSK, including FF/UMEC/VI (the “closed triple”) and the MABA program. Theravance Biopharma’s equity interest in TRC entitles the Company to an 85% economic interest in any future payments made by GSK related to assets held by TRC, but does not include any payments associated with RELVAR®/BREO® ELLIPTA® , ANORO® ELLIPTA® or vilanterol monotherapy.  The Company has no control over or access to non-public information related to the assets held by TRC.  The information in the following three paragraphs is based solely upon publicly available information and may not reflect the most recent developments under the FF/UMEC/VI and MABA programs.

“Closed Triple” or FF/UMEC/VI (fluticasone furoate/umeclidinium bromide/vilanterol)

The “closed triple” program seeks to provide the activity of an inhaled corticosteroid (FF) plus two bronchodilators (UMEC, a LAMA, and VI, a long-acting beta2 agonist or LABA) in a single delivery device. If the “closed triple” is successfully developed and commercialized, TRC is entitled to receive upward-tiering royalties from 6.5% to 10% from GSK on worldwide net sales.  In July 2014, Theravance and GSK announced the initiation of a large, global Phase 3 program for the “closed triple” in patients with COPD.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

GSK961081 (‘081) is an investigational, single-molecule bifunctional bronchodilator with both muscarinic antagonist and beta2 receptor agonist (MABA) activity that was discovered by the Company when it was part of Theravance.  Earlier this month, Theravance reported that preclinical Phase 3-enabling studies and a Phase 1 study with healthy volunteers of ‘081/FF are ongoing to explore its potential as a once-daily medicine delivered in GSK’s ELLIPTA® inhaler.

If a single-agent MABA medicine containing ‘081 is successfully developed and commercialized, TRC is entitled to receive royalties from GSK of between 10% and 20% of annual global net sales up to $3.5 billion, and 7.5% for all annual global net sales above $3.5 billion. If a MABA medicine containing ‘081 is commercialized only as a combination product, such as ‘081/FF, the royalty rate is 70% of the rate applicable to sales of the single-agent MABA medicine. If a MABA medicine containing ‘081 is successfully developed and commercialized in multiple regions of the world, TRC could earn total contingent payments of up to $125.0 million for a single-agent medicine and up to $250.0 million for both a single-agent and a combination medicine.

Financial Results

Due to the completion of the Spin-Off on June 2, 2014, the financial results for Theravance Biopharma reported in this press release include less than one month of operations as a separate, independent entity.  The financial statements for periods prior to the Spin-Off were derived from Theravance’s historical consolidated financial statements, with expenses allocated through a specific identification basis or another reasonable allocation methodology.  As such, the financial information herein may not necessarily reflect the financial profile of Theravance Biopharma in the future or what it would have been had Theravance Biopharma been an independent, publicly traded company during the periods presented.  Accordingly, the Company will not host a conference call and webcast to discuss the second quarter 2014 financial results, but expects to commence this practice in subsequent quarters.

Revenue

Total revenue in the second quarter was $3.0 million and resulted primarily from the recognition of $1.8 million in previously deferred collaboration revenue from R-Pharm CJSC.  Net product sales for VIBATIV® were $0.9 million for the second quarter.

Research and Development (R&D)

Research and development expenses for the second quarter of 2014 were $46.3 million compared with $30.4 million for the same period in 2013. The increase in expense was primarily due to progression of clinical studies in the Company’s key programs, largely related to increased enrollment in its LAMA program with TD-4208.  Total research and development stock-based compensation expense for the second quarter of 2014 was $4.2 million, compared with $4.3 million for the same period in 2013.

Selling, General and Administrative (SG&A)

Selling, general and administrative expenses for the second quarter of 2014 were $13.1 million compared with $8.6 million for the same period in 2013. The increase in the second quarter over the same period last year was primarily due to costs related to VIBATIV® commercialization.  Total selling, general and administrative stock-based compensation expense for the second quarter of 2014 was $2.6 million compared with $1.9 million for the same period in 2013.

Cash and Cash Equivalents, Short-Term Investments and Marketable Securities

Cash and cash equivalents, short-term investments and marketable securities totaled $387.4 million as of June 30, 2014, following the contribution of $393.0 million from Theravance in connection with the Spin-Off.

About Theravance Biopharma

Theravance Biopharma is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas, including respiratory disease, bacterial infections, central nervous system (CNS)/pain, and gastrointestinal (GI) motility dysfunction. Theravance Biopharma has one approved product, VIBATIV® (telavancin), which was discovered and developed internally, a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. In addition, the Company has an economic interest in future payments that may be made by GlaxoSmithKline plc (GSK) pursuant to its agreements with Theravance, Inc. relating to certain drug programs, including the combination of fluticasone furoate (FF), umeclidinium (UMEC), and vilanterol (VI) (FF/UMEC/VI), the combination of the bifunctional muscarinic antagonist-beta2 agonist (MABA) GSK961081 (‘081) and FF (‘081/FF), and MABA monotherapy. By leveraging our proprietary insight of multivalency to drug discovery, the Company is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. Theravance Biopharma is a publicly-held corporation, with U.S. headquarters located in South San Francisco, California, and trades on the NASDAQ Global Select Market under the symbol TBPH. For additional information, please visit www.theravance.com.

THERAVANCE, the Cross/Star logo, MEDICINES THAT MAKE A DIFFERENCE and VIBATIV are trademarks and/or registered trademarks of the Theravance Biopharma group of companies. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

RELVAR®, BREO®, ANORO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

VIBATIV® Important Safety Information (U.S.)

Mortality

Patients with pre-existing moderate/severe renal impairment (CrCl <50 mL/min) who were treated with VIBATIV® for hospital-acquired bacterial pneumonia/ventilator-associated bacterial pneumonia had increased mortality observed versus vancomycin. Use of VIBATIV® in patients with pre-existing moderate/severe renal impairment (CrCl <50 mL/min) should be considered only when the anticipated benefit to the patient outweighs the potential risk.

Nephrotoxicity

New onset or worsening renal impairment occurred in patients who received VIBATIV®. Renal adverse events were more likely to occur in patients with baseline comorbidities known to predispose patients to kidney dysfunction and in patients who received concomitant medications known to affect kidney function.

Monitor renal function in all patients receiving VIBATIV® prior to initiation of treatment, during treatment, and at the end of therapy. If renal function decreases, the benefit of continuing VIBATIV® versus discontinuing and initiating therapy with an alternative agent should be assessed.

Fetal Risk

Women of childbearing potential should have a serum pregnancy test prior to administration of VIBATIV®. Avoid use of VIBATIV® during pregnancy unless the potential benefit to the patient outweighs the potential risk to the fetus. Adverse developmental outcomes observed in three animal species at clinically relevant doses raise concerns about potential adverse developmental outcomes in humans. If not already pregnant, women of childbearing potential should use effective contraception during VIBATIV® treatment.

Contraindication

VIBATIV® is contraindicated in patients with a known hypersensitivity to the drug.

Hypersensitivity Reactions

Serious and potentially fatal hypersensitivity reactions, including anaphylactic reactions, may occur after first or subsequent doses. VIBATIV® should be used with caution in patients with known hypersensitivity to vancomycin.

Geriatric Use

Telavancin is substantially excreted by the kidney, and the risk of adverse reactions may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, care should be taken in dose selection in this age group.

Infusion Related Reactions

VIBATIV® is a lipoglycopeptide antibacterial agent and should be administered over a period of 60 minutes to reduce the risk of infusion-related reactions. Rapid intravenous infusions of the glycopeptide class of antimicrobial agents can cause “Red-man Syndrome” like reactions including: flushing of the upper body, urticaria, pruritus, or rash.

QTc Prolongation

Caution is warranted when prescribing VIBATIV® to patients taking drugs known to prolong the QT interval. In a study involving healthy volunteers, VIBATIV® prolonged the QTc interval. Use of VIBATIV® should be avoided in patients with congenital long QT syndrome, known prolongation of the QTc interval, uncompensated heart failure, or severe left ventricular hypertrophy.

Most Common Adverse Reactions

The most common adverse reactions (greater than or equal to 10% of patients treated with VIBATIV®) were diarrhea, taste disturbance, nausea, vomiting, and foamy urine.

Full Prescribing Information, including Boxed Warning and Medication Guide in the U.S., is available at www.VIBATIV.com.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  Examples of such statements include statements relating to: the strategies, plans and objectives of Theravance Biopharma, the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, the enabling capabilities of Theravance Biopharma’s approach to drug discovery and Theravance Biopharma’s proprietary insights, expectations for product candidates through development and commercialization, and the timing of seeking regulatory approval of product candidates. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of the press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to:  the disruption of operations during the transition period following the Spin-Off, including the diversion of management’s and employees’ attention from the business, adverse impacts upon the progress of discovery and development efforts, disruption of relationships with collaborators and increased employee turnover, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, risks of collaborating with third parties to discover, develop and commercialize products and risks associated with establishing distribution capabilities for telavancin with appropriate technical expertise and supporting infrastructure. Other risks affecting Theravance Biopharma are described under the heading “Risk Factors” contained in Theravance Biopharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on June 24, 2014. Additional information will also be set forth in those sections of Theravance Biopharma’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which will be filed with the SEC in the third quarter of 2014. In addition to the risks described above and in Theravance Biopharma’s other filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contact Information:

Rick E Winningham

Chief Executive Officer

650-808-4045

investor.relations@theravance.com

THERAVANCE BIOPHRMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Product sales	$861	$—	$1,806	$—
Revenue from collaboration agreements	2,113	5	2,113	27
Total revenue (1)	2,974	5	3,919	27

Costs and expenses:
Cost of goods sold	279	—	467	—
Research and development (2)	46,283	30,400	88,006	55,808
Selling, general and administrative (2)	13,118	8,557	32,170	15,345
Total costs and expenses	59,680	38,957	120,643	71,153

Loss from operations	(56,706)	(38,952)	(116,724)	(71,126)
Interest income	214	—	214	—
Loss before income taxes	(56,492)	(38,952)	(116,510)	(71,126)
Provision for income taxes	(1,723)	—	(1,723)	—
Net loss	$(58,215)	$(38,952)	$(118,233)	$(71,126)

Net loss per share:
Basic and diluted net loss per share	$(1.83)	$(1.23)	$(3.72)	$(2.24)

Shares used to compute basic and diluted net loss per share	31,768	31,768	31,768	31,768

(1)         Revenue recognized from collaborative agreements is as follows (in thousands):

	Three months Ended June 30,		Six months Ended June 30,
	2014	2013	2014	2013
Merck	$—	$5	$—	$10
Clinigen	3	—	3	—
R-Pharm CJSC	2,110	—	2,110	17
Total revenue from collaborative agreements	$2,113	$5	$2,113	$27

(2)         Amounts include stock-based compensation expense as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Research and development	$4,194	$4,310	$8,914	$7,998
Selling, general and administrative	2,570	1,897	10,550	3,725
Total share-based compensation expense	$6,764	$6,207	$19,464	$11,723

THERAVANCE BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)	(1)

Assets
Cash, cash equivalents, short-term investments, and marketable securities	$387,427	$—
Receivable from Theravance, Inc.	15,243	—
Other current assets	3,538	3,700
Inventories	14,756	10,406
Property and equipment, net	9,624	10,238
Other assets	—	833
Total assets	$430,588	$25,177

Liabilities and stockholders’ equity
Other current liabilities (2)	$40,111	$36,853
Deferred revenue, non-current	729	585
Other long-term liabilities	4,989	4,774
Stockholders’ equity and parent company deficit	384,759	(17,035)
Total liabilities and stockholders’ equity and parent company deficit	$430,588	$25,177

(1)         The condensed consolidated balance sheet amounts at December 31, 2013 are derived from the audited consolidated December 31, 2013 financial statements and notes thereto included in the information statement filed as an exhibit to our Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 7, 2014.

(2)         Amounts include current portion of deferred revenue of $5.7 million and $8.2 million as of June 30, 2014 and December 31, 2013, respectively.